August 30, 2010

Re: Note and Warrant Purchase Agreement and related Convertible Promissory Note between the entities listed on Exhibit A hereto (each, a “Note Holder” and, collectively, the “Note Holders”), and Radient Pharmaceuticals Corporation, a Delaware corporation (the “Company”).

Dear Sir or Madam:

On each of March 22, 2010, April 8, 2010, April 13, 2010 and April 26, 2010, we held a closing for the related Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to one or more of which we issued you a convertible promissory note (the “Notes”) and warrants (“Warrants”) to purchase shares of our common stock. All terms not otherwise defined herein shall have the meanings as set forth in the Purchase Agreement and Notes.  The terms of the Purchase Agreement and Note require us to obtain shareholder approval on or before August 31, 2010, to issue shares of our common stock in an amount exceeding 19.99% of our common stock on the respective closing date.  It is in everyone’s best interest to obtain this shareholder approval and be able to issue all of the shares of common stock underlying the Notes and Warrants.  Therefore, we are submitting this letter to you to: (i) explain why we are not able to hold a meeting on August 31, 2010, (ii) explain the impact this failure has on the Notes, (iii) inform you of our plans to hold a meeting as soon as practicable to obtain the required shareholder approval, and (iv) offer you an incentive to allow us to hold the meeting at such later date.

We filed our initial preliminary proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2010 and have been responding to SEC comments since March 2, 2010 regarding the Proxy Statement and the related filings that we are required to mail to our shareholders with the Proxy Statement (the “Related Proxy Filings”).  To hold a meeting on August 31, 2010, Delaware law requires that notice must be sent to our shareholders at least 10 days before such date.  Since the SEC did not clear the Related Proxy Filings by such time, we were unable to file and mail our definitive proxy statement so as to give our shareholders proper notice of and hold a meeting on August 31, 2010.

Each time we receive a comment letter, we scheduled a call with our outside securities counsel and auditors to determine who can best assist us to respond to each comment most efficiently and accurately and what our intended response shall be.  We have also had numerous discussions with the SEC reviewers handling our filings to gain additional insight on their comments and how best to respond to their comments.  Together, we have responded to comments quickly and the reviewers have been considerate of our situation by issuing additional comments promptly after receipt of our previous response.  The SEC is entitled to at least 14 days to review each of our responses, but they have submitted comments in much less time to help us meet our obligations.  However, some of their comments require a great deal of additional analysis.  We received the latest comment letter on August 18, 2010, and it related only to the Related Proxy Filings; the comments relate to our valuation of Jade Pharmaceuticals Inc. (“JPI”) and methods used to value our derivative securities.  Although we employed two independent valuation consultants, the SEC continues to request information regarding assumptions and methodologies underlying the valuation.  We responded to all queries regarding the underlying assumptions and expanded/clarified our disclosure to more fully describe our assumptions and methodology utilized in the valuation analysis.   We value our warrants and embedded conversion features of our derivative liabilities by using the the Black –Scholes options pricing model.  Notwithstanding that issuers have been using the Black-Scholes model in this same manner since 1973, due to the SEC’s prerogative to change their position, the reviewers of our Related Proxy Filings commented if the Black-Scholes model was appropriate as it does not account for down-round protection.  The SEC commented that it appears to them that because of the price adjust feature of our derivatives, the binomial or lattice model is better suited to value our derivative liabilities.   In order to clear this comment, we retained a valuation firm to assist in the valuation of our warrants and embedded conversion utilizing the binomial model..  We, along with our auditors have been working tirelessly to complete this analysis, but it takes time and will require additional analysis as to the impact this may have on our other filings.  We intend to file our response to the August 18 letter by September 1, 2010.  However, there is no assurance that the SEC will clear our Related Proxy Filings after reviewing our response, and the SEC is entitled to issue additional comments if it deems them necessary.  We will continue to respond to any additional comments as quickly as possible and can assure you that we will continue to do whatever we can to clear the comments as soon as possible.

2492 Walnut Avenue, Ste 100, Tustin, CA 92780 | Office 714.505.4460 | Fax 714.505.4464
Website: www.radient-pharma.com | E-mail: info@radient-pharma.com

Pursuant to Section 12 of the Notes, our failure to hold a meeting and obtain shareholder approval by August 31, 2010 constitutes an Event of Default as of September 1, 2010, pursuant to which the note holder will be entitled to declare the entire principal and interest due on the notes immediately payable.  Although an Event of Default generally constitutes a Trigger Event under the Notes, Section 11(e) of the Notes, which governs what constitutes a Trigger Event, specifically excludes the failure to obtain Shareholder Approval as a Trigger Event:

“Events of Default.  The occurrence of any Event of Default hereunder (other than an Event of Default under Section 12(i)).”

Section 12(i) of the Notes covers the impact of our failure to obtain Shareholder Approval. Therefore, our failure to hold a shareholder meeting and obtain Shareholder Approval by August 31, 2010 shall only constitute an Event of Default, and not a Trigger Event.  Please note that although some of the note holders signed the Acknowledgment Regarding and First Amendment to the Convertible Promissory Note in June 2010 (the “First Amendment”), pursuant to Section 6 of the Amendment, it is not effective unless and until all of the note holders sign it.  Therefore, as of the date of this letter, the Amendment and all of the terms stated therein are not in effect and we have accounted for any consequential penalties resulting therefrom.

In light of the aforementioned (especially since we are at the mercy of the SEC’s comment period), the failure to hold a meeting on August 31, 2010 was beyond our control.  We hereby request your agreement to amend the Purchase Agreement and Notes in all respects to require us instead to hold a shareholder meeting and obtain the required consent, on or before November 15, 2010.   We would like to hold the required shareholder meeting sooner and will do so if possible, but due to the SEC’s rights to comment, Delaware shareholder meeting notice provisions and the time our third party printers need to send out the definitive proxy materials, it is not realistic to impose an earlier meeting date.  We assure you that we will schedule the meeting for the earliest date possible, considering the required timelines, once the SEC clears the Related Proxy Filings and allows us to file our definitive proxy statement.

2492 Walnut Avenue, Ste 100, Tustin, CA 92780 | Office 714.505.4460 | Fax 714.505.4464
Website: www.radient-pharma.com | E-mail: info@radient-pharma.com

If signed, this letter shall act as an amendment to the Purchase Agreement and Notes, and any other related transaction document, so as to refer to November 15, 2010 in each and every instance related to a shareholder meeting or Shareholder Approval, including any penalty provisions or defaults related to holding a shareholder meeting or obtaining Shareholder Approval (the “Extension”).  Additionally, once signed, this letter shall serve as a waiver of all current and potential defaults available under the Purchase Agreement and Note based upon the failure to hold a meeting or obtain shareholder approval by August 31, 2010 (the “Waiver”); it being fully understood that if we do not obtain shareholder approval on or before November 15, 2010, the Notes shall once again be susceptible to default.

In exchange for your agreement to the Extension and Waiver, we shall increase the principal balance of your note by 25% effective as of the date of this letter.  Please be reminded, as stated above, the only remedy for an Event of Default under the Notes is to declare the entire principal amount of the note immediately due and payable.  We are confident that we will hold the shareholder meeting on or before November 15, 2010 and strongly anticipate obtaining the required shareholder approval.  Therefore, we believe that the increase in your principal is a generous offer in exchange for your agreement to amend the Purchase Agreement and Note as requested herein.

Other than as specifically set forth herein, the terms of the Purchase Agreement and Note shall remain in full force and effect.

Please indicate your agreement with the foregoing by signing below and returning a signed copy to our securities counsel, Rachael Schmierer, at rschmierer@lhttlaw.com.   Thank you.

Very truly yours, RADIENT PHARMACEUTICALS CORPORATION

By:
Name:	Douglas MacLellan
Title:	CEO

Accepted as of the date
first above written:

By:
Name:
Title:

2492 Walnut Avenue, Ste 100, Tustin, CA 92780 | Office 714.505.4460 | Fax 714.505.4464
Website: www.radient-pharma.com | E-mail: info@radient-pharma.com